SCHEDULE I
TO ARTICLES OF AMENDMENT
MITEL NETWORKS CORPORATION
CORPORATION MITEL NETWORKS
3.	The articles of the above-named corporation are amended as follows:
(a)	to delete the authorized and unissued Class A Convertible Preferred Shares, including the Class A Convertible Preferred Shares, Series 1, and all of the rights, privileges, restrictions and conditions attaching to such shares, and

(b)	to delete the authorized and unissued Class B Convertible Preferred Shares, including the Class B Convertible Preferred Shares, Series 1, and all of the rights, privileges, restrictions and conditions attaching to such shares.